Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                               For More Information Contact:

                                                                                                                                    Leonard Goldstein

                                                                                                                                    (713) 881-8900

Seitel Reorganization Plan Confirmed by Bankruptcy Court

Seismic Data Leader to Repay 100% of Allowed Pre-Petition Claims in Cash;

Intends to Issue Common Stock and Warrants to Provide Existing Shareholders

Opportunity to Retain Substantial Equity Ownership

HOUSTON, TX, March 18, 2004 - Seitel, Inc. (OTCBB: "SEIEQ"; "TSE": "OSL") today announced that the United States Bankruptcy Court, District of Delaware, has confirmed Seitel's Chapter 11 plan of reorganization. As previously reported, Seitel's amended plan, which was filed with the bankruptcy court on February 6, 2004, was supported by Seitel's Official Committee of Equity Security Holders, as well as Berkshire Hathaway Inc. and Ranch Capital LLC, Seitel's largest creditors.

In addition to Berkshire and Ranch, the plan was accepted by the holders of more than 99.6% of the shares of common stock who voted for the plan. Although there can be no assurance, Seitel anticipates that the plan will become effective prior to April 30, 2004 and that all payments to creditors under the plan will be made by approximately mid-June 2004.

Bruce Galloway, managing partner of Galloway Capital Management and chairman of the Official Committee of Equity Security Holders, said, "We believe this plan is in the best interests of the company's constituents and improves the viability of the company."

"We are very pleased that our reorganization plan was confirmed by the bankruptcy court just six weeks after we filed our third amended plan. The speed of these recent proceedings has enabled us to maintain the support of our major customers, creditors, stockholders, and employees," said Fred S. Zeidman, Chairman of the Board of Directors. "Six months ago, when our plan was first being formulated, the Board and our executive management team focused on returning Seitel to a leadership position in the seismic data industry. We believe that we are now well-positioned to do so."

As previously reported, the plan provides for the cash payment of 100% of Seitel's allowed pre-petition creditors' claims, together with all post-petition, non-default rate interest. The plan further provides that each of Seitel's common stockholders, as of a record date expected to be five days prior to the effective date of the plan, will receive on the effective date shares of reorganized Seitel's common stock and warrants to purchase additional shares of reorganized common stock which, if exercised in full, will enable each holder to retain a percentage interest in reorganized Seitel substantially equivalent to such holder's percentage interest in Seitel immediately prior to the plan effective date. Each warrant will represent 4.93 shares at an exercise price of 60 cents per share, if exercised in full, will result in aggregate gross proceeds to Seitel of $75 million, which will be used to partially fund creditor payments under the plan.

The Company intends that the warrants will be freely transferable and exercisable until the 30th day after a registration statement relating to the exercise of the warrants and the sale of underlying shares has been declared effective by the Securities and Exchange Commission. A registration statement covering these transactions was filed by Seitel with the SEC on March 10, 2004. The warrants will not be issued unless and until the registration statement is declared effective by the SEC. Each equity holder who does not exercise its warrants, in full, will suffer approximately 83.13% dilution in its percentage equity ownership of reorganized Seitel.

HBV, for itself and on behalf of certain affiliated funds and managed accounts, has agreed to act as standby purchaser of up to $75 million worth of reorganized Seitel's common stock not purchased by stockholders upon the exercise of their warrants. HBV beneficially owns approximately 9.28% of Seitel's outstanding common stock. As compensation for its standby purchase agreement, HBV will receive additional warrants to purchase up to 9.10% of reorganized Seitel's fully diluted common stock, subject to dilution upon the issuance of shares under reorganized Seitel's 2004 omnibus stock option program contemplated by the plan. The exercise price of HBV's compensation warrants will be 72 cents per share and will expire seven years after their issuance. HBV's standby guaranty assures that Seitel will receive $75 million in new equity capital proceeds, before deducting certain expenses payable by Seitel. Mellon HBV has reserved the right to designate a limited number of large institutional participants in the standby guaranty.

"If all shareholders exercise their warrants, they will retain their percentage ownership in reorganized Seitel, subject to limited dilution," Zeidman said. "Clearly our plan is to provide our shareholders, who have remained loyal to the company throughout our reorganization process, an opportunity to retain their percentage equity ownership and participate in the future growth and earnings potential of the reorganized company," Zeidman said.

Payments to creditors under the plan will be funded utilizing (i) the net proceeds from the exercise of the reorganized common stock purchase warrants and/or the sale of shares under the standby purchase agreement, (ii) net proceeds of not less than $180 million from our anticipated institutional offering of new 10-year senior unsecured notes, and (iii) available cash and equivalents of not less than $35 million.

Working capital will be funded with existing cash and a new revolving credit facility which presently is being negotiated with Wells Fargo Foothill, Inc. and is expected to provide a $30 million maximum commitment, subject to certain borrowing base sublimits.

"When Seitel emerges from chapter 11 which we expect to occur in June 2004, we believe we will be a stronger and more focused company," Zeidman said.

About Seitel

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry. Seitel's products and services are used by oil and gas companies to assist in the exploration, development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and which it offers for license to a wide range of oil and gas companies. Seitel has a diversified customer base, which includes marketing to more than 1,300 customers and license agreements with more than 1,000 customers. Seitel's library of 3D seismic data is one of the largest available for licensing in the U.S. and Canada. The company owns approximately 31,800 square miles of 3D seismic data, primarily located in major North American oil and gas producing regions. Seitel's customers utilize this data, in part, to assist their identification of new geographical areas where subsurface conditions are favorable for oil and gas exploration, to determine the size, depth and geophysical structure of previously identified oil and gas fields and to optimize the development and production of oil and gas reserves.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause the Company's actual results to differ materially from expected results. While the Company believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond the Company's control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are the failure of the plan to otherwise become effective, as well as other factors detailed in the Disclosure Statement or in Seitel's filings with the Securities and Exchange Commission, including its most recent Form 10-K Annual Report, a copy of which may be obtained from the Company without charge. A registration statement on Form S-1 (No. 333-113446) relating to Seitel's reorganized common stock purchase warrants has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws.

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